Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated April 22, 2010, except for Note 2, as to which the date is August 13, 2010 and Note 3, as to which the date is March 23, 2011, relating to our audit of the consolidated financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Hampton Roads Bankshares, Inc. for the year ended December 31, 2009.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
December 19, 2011